UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 6, 2009

APPLIED SOLAR, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50450	98-0370750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3560 Dunhill Street
San Diego, California  92101

(Address of principal executive offices, including zip code)

(858) 909-4080
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers

(b)           On May 6, 2009, Messrs. David Anthony, Joseph Bartlett and Tom Naylor resigned from the board of directors of Applied Solar, Inc. (the “Company”).

Item 8.01 Other Events

The Company has funded its operations to date primarily through the sale of debt or equity securities.  In connection with the Company's Quarterly Report for the period ended February 28, 2009, which was filed with the SEC on April 20, 2009, the Company reported:

"At February 28, 2009, we had cash and cash equivalents of approximately $0.9 million. We will need to raise additional funds through financing transactions in order to continue to support our planned operations beyond May 31, 2009. Without access to this financing, on terms acceptable to us, we may have to curtail or cease operations and product development which would materially alter our current business strategy."

The Company is continuing to review options for financing its working capital requirements; however, no commitments for financing are in place at this time.  The Quercus Trust, who has been the Company's primary investor over the past two years, has advised the Company that it is unwilling to fund the Company's operations at its current expense level.  Each of Messrs. Anthony, Bartlett and Naylor had been appointed to the Board of Directors at the request of The Quercus Trust.

The Company is currently considering various options relative to the restructuring of its business, including without limitation, bankruptcy.  The Company is currently in discussions with The Quercus Trust concerning a secured loan, the proceeds of which would provide working capital to the Company for a period of up to several weeks while the Company continues to review its financing and restructuring options.   There can be no assurance that the Company will receive any additional funding from any party, including The Quercus Trust, or that the Company will be able to successfully restructure its business.  If procured, any additional funding could result in substantial additional dilution to current stockholders.  Investors are cautioned that they could lose all of their investment in the event of a bankruptcy or similar restructuring of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED SOLAR, INC.

By:	/s/ Dalton W. Sprinkle
Dalton W. Sprinkle General Counsel

Date:  May 12, 2009